Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada: Ongoing Metallurgical Test Results Continue to Confirm Milling

Recoveries of 87% for Gold and 82% for Silver

January 18, 2011 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to announce the metallurgical test results of 38 additional composite samples from its wholly owned Hycroft mine located near Winnemucca, Nevada. The Company has compiled these additional results into its metallurgical model for milling oxide and sulfide mineralization. The model, which is now comprised of 137 composites including these new results, indicates average recoveries of 87% for gold and 82% for silver through a grind-flotation (to create a concentrate)-cyanidation of tailings circuit.

“We are confident that the ongoing positive test results indicate that we have completed a sufficient amount of testing to be comfortable with the flowsheet for the milling study,” commented Scott Caldwell, President & CEO. “Management believes that, as we continue to optimize the metallurgical process, we should see improved metallurgical results for this project.”

Bulk Sample Testing

Test work on the flotation concentrate from the first bulk sample (Brimstone mineralization) have shown:

•	30% gold and 83% silver recovery by direct cyanidation (leaching) of the flotation concentrate cleaned at a fine grind passing 325 mesh

•	85% gold and 75% silver from roasting followed by cyanidation of the calcine

-	Optimization of the reagent scheme and energy requirements are expected to improve recoveries

•	98% gold and 93% silver from autoclaving followed by cyanidation

•	Improved concentration ratio of 33:1

The results noted above have not been optimized for reagent requirements, particle grind size and, in the case of roasting, energy requirements. Management expects that further test work and optimization of the oxidation processes may improve recoveries.

Milling Feasibility Study – Metallurgical Testing Progress

Management estimates that approximately 70% of the required metallurgical testing has been completed for the initial milling feasibility study, expected mid-2011.

A master composite has been prepared representing the three largest mineralized domains, Brimstone, Vortex and Central. Concentrate produced from this master composite will be made available for external evaluation through existing oxidation plants.

Ongoing bond grindability test work continues to indicate a Bond Work Index of moderate ore hardness, which is typical of Nevada mineralization.

Further details of historical metallurgical test results are contained in the recently filed NI 43-101 compliant Amended and Restated Technical Report dated September 23, 2010 and filed with SEDAR.

Sulfide Concentrate Characteristics

The flotation concentrate has been found to be primarily pyrite and marcasite. This confirms past analysis on flotation testing. Mineralogical analysis shows that silver is contained, partly or fully, in the silver bearing minerals pyrargyrite, naumannite (a directly cyanide soluble silver mineral) and selenian miargyrite. Additional mineralogical studies are ongoing to better define the silver bearing minerals.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results, indications, benefits of and resources needed for exploration, test work, the crushing systems and engineering assessments; management’s expectations regarding recoveries, including the prospects for improving recoveries; expectations regarding potential growth and optimization opportunities; results of evaluation of underlying sulfide mineralization at Hycroft; results of evaluation of the benefits of crushing oxide mineralization; results of metallurgical testing on oxide and sulfide mineralization; reserve and resource estimates; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to uncertainties concerning reserve and resource estimates as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Scott Wilson of Scott E. Wilson Consulting Inc., who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and is the Qualified Person for Allied Nevada Gold Corp.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 358-4455

or visit the Allied Nevada website at www.alliednevada.com

Hycroft: Metallurgical Programs Update	| 2